Exhibit 99.1

FOR IMMEDIATE RELEASE
NICHOLAS	Contact:	Ralph Finkenbrink	NASDAQ: NICK
Nicholas Financial, Inc.		Sr. Vice President, CFO	Web site:
Corporate Headquarters		www.nicholasfinancial.com
Ph # 727-726-0763
2454 McMullen-Booth Rd.
Building C, Suite 501
Clearwater, FL 33759

Nicholas Financial Reports Results for the

1st Quarter Ended June 30, 2007

July 26, 2007 – Clearwater, Florida - Nicholas Financial, Inc. (NASDAQ: NICK) announced that net income decreased 8% to $2,784,000 for the three months ended June 30, 2007 as compared to $3,029,000 for the three months ended June 30, 2006. Diluted earnings per share decreased 7% to $0.27 for the three months ended June 30, 2007 as compared to $0.29 for the three months ended June 30, 2006. Revenue increased 7% to $12,170,000 for the three months ended June 30, 2007 as compared to $11,329,000 for the three months ended June 30, 2006.

According to Peter L. Vosotas, Chairman and CEO, “The good news is our top line revenue continued to grow during the past 12 months. During the past two months we have made substantial progress with our newly established centralized processing department. We are now complementing our branch office network with a team of sales agents working in conjunction with our centralized processing team. This gives our marketing efforts economies of scale that we have not had previously. It is our intent to expand our marketing network through this sales agency approach initially. In some locations this may be followed by the establishment of full service branch offices.”

Founded in 1985, with assets of $177,809,000, Nicholas Financial, Inc. is one of the largest publicly traded specialty consumer finance companies based in the Southeast. The Company presently operates out of 47 branch locations in both the Southeast and the Mid-West States. The Company has approximately 10,000,000 shares of common stock outstanding. For an index of Nicholas Financial Inc.’s news releases or to obtain a specific release, visit our web site at www.nicholasfinancial.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties including competitive factors, the management of growth, and other risks detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended March 31, 2007. Such statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially. All forward looking statements and cautionary statements included in this document are made as of the date hereby based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.

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Nicholas Financial, Inc.

Condensed Consolidated Statements of Income

(Unaudited, Dollars in Thousands, Except Per Share Amounts)

	Three months ended June 30,
	2007	2006
Revenue:
Interest and fee income on finance receivables	$12,148	$11,295
Sales	22	34

	12,170	11,329
Expenses:
Operating	4,885	4,357
Provision for credit losses	1,197	810
Interest expense	1,589	1,260

	7,671	6,427

Operating income before income taxes	4,499	4,902
Income tax expense	1,715	1,873

Net income	$2,784	$3,029

Earnings per share:
Basic	$0.28	$0.31

Diluted	$0.27	$0.29

Weighted average shares	10,000,000	9,915,000

Weighted average shares and assumed dilution	10,352,000	10,283,000

Condensed Consolidated Balance Sheets

(Unaudited, In Thousands)

	June 30, 2007	March 31, 2007
Cash	$3,275	$1,499
Finance receivables, net	167,070	164,365
Other assets	7,464	7,155

Total assets	$177,809	$173,019

Line of credit	$94,000	$94,012
Other liabilities	10,762	9,200

Total liabilities	104,762	103,212
Shareholders’ equity	73,047	69,807

Total liabilities and shareholders’ equity	$177,809	$173,019

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	Three months ended June 30,
Portfolio Summary	2007	2006
Average finance receivables, net of unearned interest (1) Average Net Finance Receivables (1)	$186,493,399	$165,158,209

Average indebtedness (2)	$94,006,134	$83,155,951

Finance revenue (3)	$12,148,489	$11,295,006

Interest expense	1,588,608	1,260,203

Net finance revenue	$10,559,881	$10,034,803

Weighted average contractual rate (4)	24.17%	24.14%

Average cost of borrowed funds (2)	6.76%	6.06%

Gross portfolio yield (5)	26.06%	27.35%

Interest expense as a percentage of average finance receivables, net of unearned interest	3.41%	3.05%

Provision for credit losses as a percentage of average finance receivables, net of unearned interest	2.57%	1.96%

Net portfolio yield (5)	20.08%	22.34%

Operating expenses as a percentage of average finance receivables, net of unearned interest (6)	10.36%	10.45%

Pre-tax yield as a percentage of average finance receivables, net of unearned interest (7)	9.72%	11.89%

Write-off to liquidation (8)	7.20%	5.04%

Net charge-off percentage (9)	6.59%	4.70%

Note: All three month key performance indicators expressed as percentages have been annualized.

(1)	Average finance receivables, net of unearned interest, represents the average of gross finance receivables, less unearned interest throughout the period.
(2)	Average indebtedness represents the average outstanding borrowings under the Line. Average cost of borrowed funds represents interest expense as a percentage of average indebtedness.
(3)	Finance revenue is interest and fee income on finance receivables and does not include revenue generated by Nicholas Data Services, Inc., (“NDS”) the wholly-owned software subsidiary of Nicholas Financial, Inc.
(4)	Weighted average contractual rate represents the weighted average annual percentage rate (APR) of all Contracts purchased and direct loans originated during the period.
(5)	Gross portfolio yield represents finance revenue as a percentage of average finance receivables, net of unearned interest. Net portfolio yield represents finance revenue minus (a) interest expense and (b) the provision for credit losses as a percentage of average finance receivables, net of unearned interest.
(6)	Operating expenses represent total expenses, less interest expense, the provision for credit losses and operating costs associated with NDS.
(7)	Pre-tax yield represents net portfolio yield minus operating expenses as a percentage of average finance receivables, net of unearned interest.
(8)	Write-off to liquidation percentage is defined as net charge-offs divided by liquidation. Liquidation is defined as beginning receivable balance plus current period purchases minus voids and refinances minus ending receivable balance.
(9)	Net charge-off percentage represents net charge-offs divided by average finance receivables, net of unearned interest, outstanding during the period.

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The following tables present certain information regarding the delinquency rates experienced by the Company with respect to Contracts and under its direct loan program:

	June 30,
	2007		2006
Contracts
Gross balance outstanding	$250,450,750		$220,467,207

Delinquencies

30 to 59 days	5,005,607	2.00%	$3,336,681	1.51%
60 to 89 days	1,857,560	0.74%	1,202,325	0.55%
90 + days	615,176	0.25%	353,185	0.16%

Total delinquencies	$7,478,343	2.99%	$4,892,191	2.22%

Direct Loans
Gross balance outstanding	$10,315,193		$9,105,441

Delinquencies

30 to 59 days	$98,820	0.96%	$73,073	0.80%
60 to 89 days	65,710	0.64%	32,056	0.35%
90 + days	41,762	0.40%	9,500	0.11%

Total delinquencies	$206,292	2.00%	$114,629	1.26%

The following table presents selected information on Contracts purchased by the Company, net of unearned interest:

	Three months ended June 30,
Contracts	2007	2006
Purchases	$27,967,503	$27,440,338
Weighted APR	24,07%	24.03%
Average discount	8.21%	8.55%
Weighted average term (months)	47	46
Average loan	$9,298	$9,018
Number of contracts	3,008	3,043

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